Exhibit 10.2

323 Allerton Avenue South San Francisco, California Phone: (650) 466-7125

September 5, 2023

Jaume Pons, Ph.D.

Via Email

Re: Confirmatory Employment Letter

Dear Jaume:

This confirmatory employment letter agreement (the “Agreement”) is entered into between Jaume Pons (“you”) and ALX Oncology Holdings Inc. (the “Company” or “we”), effective as of September 6, 2023 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as set forth below.

1. Title; Position; Location. Effective as of September 6, 2023 (the “Transition Date”), you will resign your role as the Company’s Chief Executive Officer but remain employed with the Company by continuing as its President and commencing in the role of Chief Scientific Officer (the “Transition”). As the Company’s President and Chief Scientific Officer, you will report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Chief Executive Officer. You will perform your duties from the Company’s corporate offices located in South San Francisco, California (with the exception of the period during which any shelter-in-place order or similar work-from-home requirement affecting your employment with the Company is in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

2. Board Membership. As of the Transition Date, you also will continue as a member of the Company’s Board of Directors (the “Board”). At each annual meeting of the Company’s stockholders, during the term of your employment while you are serving as President and Chief Scientific Officer, at which your term as a member of the Board otherwise would expire, the Company will nominate you to serve as a member of the Board. Your service as a member of the Board will be subject to any required stockholder approval. Upon the termination of your employment with the Company for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by you, as of the end of your employment with the Company and you, at the Board’s request, will execute any documents reasonably necessary to reflect your resignation(s).

3. Best Efforts. You will continue to devote your full business time and best efforts to the faithful and loyal performance of your duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company, and any engagement or participation in any outside business activity or business affairs by you will be subject to full disclosure and prior written approval from the Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable. The Board has approved the outside activities set forth in Appendix A, as long as such activities are of a non-operational nature and do not interfere with the performance of your duties under this Agreement, and provided that such matters do not involve matters that are competitive with the Company’s actual or anticipated business. You may engage in charitable and community activities as well as own, as a passive investment, less than two percent (2%) of the capital stock of any corporation listed on the national securities exchange or publicly traded in the over-the-counter market, provided that such activities do not interfere with the performance of your duties under this Agreement. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from continuing to perform your duties for the Company.

4. Base Salary. As of the Transition Date, your annual base salary will be $650,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by our Board or the Committee, as applicable, in its sole discretion.

5. Annual Bonus. For the Company’s 2023 fiscal year, you will remain eligible to earn a target annual cash bonus equal to fifty-five percent (55%) of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment, and any such bonus amounts paid will be subject to any applicable withholdings. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

6. Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. For the avoidance of doubt, Company equity awards granted to you prior to the Transition Date will continue to be subject to, and vest according to, the terms of the applicable Company equity plan under which such equity awards were granted and the applicable award agreements thereunder.

7. Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

8. Severance. You will continue to be eligible to receive severance benefits on the terms set forth in and pursuant to that certain Change in Control and Severance Agreement entered into between you and the Company on July 9, 2020 (the “Severance Agreement”). For purposes of clarity, by your execution of this Agreement, you acknowledge and agree that none of the changes to the terms of your employment set forth in this Agreement, including without limitation the Transition of your role from Chief Executive Officer to Chief Scientific Officer, will constitute or contribute in any way to “Good Reason” for purposes of the Severance Agreement or any other written agreement with the Company or any of its subsidiaries.

9. Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Employee Confidentiality, Inventions and Non-Interference Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply.

10. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

11. Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Nothing in this Agreement (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act. In addition, nothing in this Agreement limits your right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix B.

12. Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Severance Agreement and the stock options granted to you by the Company under its 2020 Equity Incentive Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company, including without limitation, that certain Confirmatory Employment Letter entered into between you and the Company on July 9, 2020. This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

ALX Oncology Holdings Inc.

By:	/s/ Corey Goodman
Corey Goodman
Executive Chair of the Board

Agreed to and accepted:

/s/ Jaume Pons
Jaume Pons

Dated: September 5, 2023

Appendix A

Outside Activities

[Appendix A has been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the registrant may request confidential treatment of omitted items.]

Appendix B

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”